------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
        ------                                    OMB Number           3235-0104
        FORM 3                                    Expires:     December 31, 2001
        ------                                    Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                   30(f) of the Investment Company Act of 1940

================================================================================
1. Name and Address of Reporting Person

   England              Kevin
--------------------------------------------------------------------------------
  (Last)               (First)                 (Middle)

   c/o Bestnet Communications Corp.
       5210 E. Williams Circle, Suite 200
--------------------------------------------------------------------------------
                  (Street)

   Tucson,                AZ                    85711
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)
================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)

   09-27-00
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Issuer Name and Ticker or Trading Symbol

   Bestnet Communications Corp -- BESC
================================================================================
5. Relationship of Reporting Person to Issuer (Check all applicable)

   [X]   Director                             [ ]   10% Owner
   [ ]   Officer (give title below)           [ ]   Other (specify below)


   --------------------------------------------------------------------
================================================================================
6. If Amendment, Date of Original (Month/Year)


================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

================================================================================

             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================
                                     3. Ownership Form:
1. Title of  2. Amount of Securities    Direct (D) or   4. Nature of Indirect
   Security     Beneficially Owned      Indirect (I)      Beneficial Ownership
  (Instr. 4)        (Instr. 4)          (Instr. 5)             (Instr.5)
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
================================================================================
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
===================================================================================================
                                     3. Title and Amount                  5.Owner-
                                   of Securities Underlying                 ship
                                     Derivative Security                   Form of
              2. Date Exercisable         (Instr. 4)                      Derivative
               and Expiration Date ------------------------ 4. Conver-     Security:
                (Month/Day/Year)                    Amount     sion or      Direct   6. Nature of
1. Title of   --------------------                    or       Exercise     (D) or      Indirect
 Derivative    Date        Expira-                  Number     Price of    Indirect     Beneficial
  Security     Exer-       tion                       of       Derivative    (I)        Ownership
 (Instr. 4)   cisable      Date        Title        Shares     Security    (Instr.5)    (Instr. 5)
---------------------------------------------------------------------------------------------------
Non-Statutory   09/27/2001   (1)       Common       20,000     3.25            D
Director Stock                         Stock
Option (right
to buy)
---------------------------------------------------------------------------------------------------
Non-Statutory   09/27/2001   (1)       Common       5,000      3.25            D
Director Stock                         Stock
Option (right
to buy)
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------

===================================================================================================

Explanation of Responses:

(1) The option shall terminate on the earlier of the (i) date which the reporting ceases to serve as a Director of the Company (ii) Six months after termination with respect to any portion of option which has fully vested (iii) One year after the Optionee's death or disability (iv) September 27, 2010.

                              /s/ Kevin England                       10-31-00
                              -------------------------------        -----------
                              **Signature of Reporting Person            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient. See Instruction 6 for procedure.